EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Altera Corporation 2005 Equity Incentive Plan and the Enpirion, Inc. 2004 Stock Option Plan of our reports dated February 13, 2015 (except for Note 10, 26 and 27, as to which the date is June 5, 2015) with respect to the consolidated financial statements of Intel Corporation for the year ended December 27, 2014 included in its Current Report on Form 8-K dated June 5, 2015, and our reports dated February 13, 2015, with respect to the financial statement schedule and the effectiveness of internal control over financial reporting of Intel Corporation included in its Annual Report on Form 10-K for the year ended December 27, 2014, all filed with the Securities and Exchange Commission.

         /s/  Ernst & Young LLP

San Jose, California
January 8, 2016